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                                                                    EXHIBIT 99.1

                  7TH LEVEL & PULSE TO MERGE & COMMERCIALIZE
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                    New Generation of On-Line 2D & 3D Tools
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     DALLAS, TX (November 17, 1997) -- 7th Level, Inc. (NASDAQ: SEVL) and
privately held Pulse Entertainment, Inc. of Los Angeles have agreed to merge and form a new company called P7 Solutions. 7th Level would acquire Pulse, the two companies would merge management and operations, and the merged company would change its name to P7 Solutions. With a strategic and technology focus on Internet and other on-line applications, the company intends to become an important supplier of packaged tools, custom technology and new media solutions for the production, management and delivery of interactive digital content in new era commerce, communications and entertainment. The companies are presenting themselves as a combined entity at Comdex, starting today, as well as at the upcoming Internet World trade show.

     "This merger is in line with 7th Level's management strategy, announced in August, to transform the company by year-end from a self-funded games developer and publisher to a leading supplier of custom and packaged integrated solutions for a broad array of applications and platforms, including on-line, CD-ROM and video," said Donald Schupak, 7th Level Chairman, who will preside as Chairman of the new company. "The merged company combines 3D authoring applications from Pulse with the 2D production and animation systems from 7th Level to create a uniquely powerful and easy to use object oriented, next generation tool suite for the creation and delivery of interactive digital media, with special emphasis for on-line applications. We're pleased to announce that CEO of the merged company will be Pulse CEO Bill Woodward."

     Pulse is a leading developer of real-time 3D authoring tools and interactive entertainment software and was founded in 1994 by Woodward, founder of Paracomp and co-founder and former Chairman of Macromedia Inc. (NASDAQ:
MACR); Chief Technology Officer Young Harvill, former research fellow at Macromedia; and other members of Macromedia's original lead engineering technology team. Together, they have contributed to the creation of many breakthrough authoring systems of recent years, including Director for Windows, Authorware, Macromodel, Swivel 3-D, Smart 3D, and Extreme 3D.

     Pulse has developed a complete suite of tools for the creation and direct playback of real-time 3D characters and environments over the Internet and other on-line networks as well as game platforms and CD-ROM. The suite is based on Pulse's Digi, a proprietary authoring system for creating real-time 3D interactive content, for both Macintosh and Windows 95. Digi enables WYSIWYG authoring through a user friendly front-end that enables low cost, high-speed development of sophisticated, intelligent media behaviors, managed by a database providing true interactive, non-linear playback. It also features Pulse's new Internet browser plug-in, which enables users to view and interact with real-time 3D characters and environments. Interactive 3D characters are delivered to the desktop via the Web or any other network and "come to life" as new behaviors are streamed to them on the fly, updating the messages they give, and adding longevity to the experience.

     7th level has spent five years developing Studio 7, its powerful production, authoring and playback system for 2D animation. The products which it has created both for itself and for its strategic partners using this technology have won scores of awards for performance as well as
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content. Also, 7th Level has licensed TopGun, its proprietary playback engine to a number of partners. 7th Level's engineering team brings years of systems level analysis, architecture and engineering experience to the merger, and 7th Level's content creation teams are renowned for their work in all media.

     "The company will integrate Studio 7 into Digi to create the first fully integrated tool set for the low cost, high speed production of 2D and 3D animated content for Internet, intranet and extranet as well as other digital media applications," said Woodward. "The advanced state of development of Digi will allow the time to completion and the time to market to be very short."

     "The integration of the two companies' technologies and expertise and the new depth in management will enable us to position P7 Solutions as a leader for complete technology and content solutions in the digital age," said Bob Ezrin, 7th Level CEO, who will become Vice Chairman and Executive Vice President of the new company.

     The company will concentrate on the development of packaged solutions, which are productivity tools to be marketed through VARs, direct licensing and retail; custom technology solutions, involving partnering with leading software vendors to integrate and extend their products with customized technology and content databases and leveraging their existing sales channels; and custom new media solutions, which are aimed at corporate customers and are largely consultative, service and maintenance oriented.

     The merged company will combine 3D authoring applications from Pulse with the 2D production and animation systems from 7th Level to create a uniquely powerful and easy to use object oriented tool suite for the creation and delivery of interactive digital media. Woodward will direct 7th Level's experienced sales and marketing team in the development of the packaged solutions business. The team includes Jeff Croson, Sr. Vice President of Sales, who has had years of retail channel experience with technology leaders including Micrografx, Lotus Development Corporation and IBM; Paul Bodnoff, Vice President of Marketing, whose previous experience was with Corel Corporation where he served in various investor relations and marketing capacities including Marketing Director for the multi-award winning CorelDRAW!; and Gary Griggs, Vice President of Strategic Alliances, whose OEM and VAR development experience spans years with companies such as Micrografx and Lotus Development Corporation.

     P7 Solutions intends to market a high-end digital character creation tool which is expected to be launched in less than 6 months followed by the complete suite of tools and technologies which are slated for commercial release within 12 months. Also, a new corporate solutions marketing team is being formed from executives from both companies and will include some key external hires. The company intends to leverage 7th Level's and Pulse's existing strategic relationships to facilitate entry into the corporate arena where the company intends to market to large corporate clients to help them create and grow on-line strategies and businesses by consulting to them and/or producing and managing their content through a combination of proprietary and industry standard technologies.

     Officers of P7 Solutions will include Woodward as CEO; Harvill as Chief Technology Officer; Schupak as Chairman; Ezrin as Vice Chairman; Dave Craig as Chief Financial Officer; and Tim Cahill as COO. Craig is currently CFO of 7th Level. Cahill is currently VP of Business Development, General Manager and General Counsel of Pulse. Pulse will integrate its Los Angeles-based operations into 7th Level's Glendale, Calif. facility. Members of the Board of Directors will include current 7th Level directors Schupak; Ezrin; James Cannavino, former President, CEO and director of Perot Systems, and former Sr. Vice President of Strategy and
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Development, and Sr. Vice President and General Manager of the Personal Systems
Group at IBM; and Merv Adelson, who is also a director of Time Warner, Inc.; as well as Woodward, Harvill and Tom Peterson, a current director of Pulse.

     "This merger makes perfect sense," said Schupak. "Both companies' technologies work perfectly with and complement each other and create an even stronger marketing position when they are sold together as solutions or tools. At the same time, each company's management offers unique strengths that, when combined, create exactly the team we need to move this investment forward in order to create superior value."

     7th Level has made rapid progress in implementing its new strategy since it was announced in August:

 . The company has affected this merger which will accelerate and substantially strengthen the company's entry into the solutions and tools market.

 . The company has moved out of self-funded game publishing, selling Dominion and distribution rights for $1.8 million; reaching agreement with Take-Two Interactive Software, Inc. (NASDAQ: TTWO) for the master distribution of 7th Level's Monty Python titles; and is in advanced negotiations to sell its PyroTechnix, Inc. division, which is developing games such as Return to Krondor by best-selling science-fiction fantasy author Raymond E. Feist.

 . The company has closed international game distribution and localization offices in Germany, Japan and California, and is reducing costs to less than half the run rate in the first half of 1997.

 .  7th Level has licensed its Top Gun(TM) development technology to Ion Storm,
   L.P., for the completion of Dominion and sequel titles, and to another large software company; and 7th Level has announced a series of digital content solution projects as part of other, significant strategic alliances.

     Under terms of the agreement, shareholders of Pulse would receive 60% of the outstanding shares of the new entity. Shareholders of 7th Level would receive 40% of the shares of the new company and the agreement also allows 7th Level to issue warrants to its shareholders to acquire 10% at a market valuation of $110 million. 7th Level currently has approximately 13.7 million shares outstanding, and this transaction will require the approval of a majority of 7th Level stockholders.

     The merger is subject to a number of conditions. It must be approved by a majority of the shareholders of both companies; it requires a fairness opinion; and it is subject to raising $15 million in private securities to support completion of its tools and to provide working capital to market those tools and to staff up for the solutions business. To that end, 7th Level has retained a nationally known investment banking firm to act as the placement agent to secure the capital. In addition, the company intends to make the requisite SEC filings as soon as possible to obtain the necessary shareholder approval.

     As previously announced, 7th Level is currently in discussions with several companies, including those engaged in the broadcast business, with respect to integrated on-line solutions and other possible partnerships and strategic alliances.
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     7th Level, Inc. is repositioning itself as a leading supplier of both custom integrated solutions and packaged technology solutions to a broad array of entertainment, consumer and commercial customers.

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Contact:  Gary Fishman or Susan Romeo at 212-527-4808.

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FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements which involve risks and uncertainties. Accordingly, no assurance can be given that the actual events and results will not be materially different than the anticipated results described in the forward looking statement. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company. These factors include the company's ability to generate cash income in the fourth quarter of 1997, the success of the company's cost reduction strategy, the ability to attract and retain strategic partners, the ability to leverage intangible assets in its technology, the ability to complete new projects at planned costs and on planned schedules and the market acceptance of the company's products. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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